Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statements of Wheeler Real Estate Investment Trust, Inc., on Form S-11 (Nos. 333-189887, 333-194831, 333-195492, 333-198245, and 333-198696), Form S-3 (Nos. 333-193563, 333-194252, 333-203563, and 333-206014), Form S-4 (No. 333-204957) and Form S-8 (333-205845) of our report dated September 22, 2015, with respect to the Statement of Revenues and Certain Operating Expenses of Parkway Plaza for the year ended December 31, 2014, which report appears in the accompanying Current Report on Form 8-K/A of Wheeler Real Estate Investment Trust, Inc.

/s/ Cherry Bekaert LLP
Virginia Beach, Virginia
September 22, 2015